Exhibit 99.1

www.epelectric.com	News Release

June 8, 2016

New Mexico Public Regulation Commission Approves
Rate Increase in El Paso Electric Rate Case

El Paso, Texas — On June 8, 2016, the New Mexico Public Regulation Commission (the “NMPRC”) voted to approve an approximate $1.1 million increase in non-fuel base rates in El Paso Electric Company’s (“EPE” or the “Company”) (NYSE: EE) pending New Mexico rate case (Case No. 15-00127-UT). On May 11, 2015, EPE filed with the NMPRC for an annual increase in non-fuel base rates of approximately $8.6 million or 7.1%. Subsequently, the Company reduced its requested increase in non-fuel base rates to approximately $6.4 million. On February 16, 2016, the Hearing Examiner assigned to the case issued to the NMPRC a Recommended Decision proposing an annual increase in non-fuel base rates of approximately $640 thousand and a return on equity of 9.60%. The June 8 decision by the NMPRC deviated from the Hearing Examiner’s Recommended Decision by lowering the return on equity to 9.48% and providing a reduction to the rate base offset related to the pension and other post-employment benefit liability. EPE currently anticipates new non-fuel base rates in New Mexico will become effective in the third quarter of 2016.

“Although we are disappointed and disagree with the outcome of the New Mexico rate case, in particular the return on equity, we remain committed to providing all of our customers with safe, reliable and cost-effective energy,” said Mary Kipp, El Paso Electric CEO. “We will continue to take the necessary steps to ensure that the Company maintains financial strength and stability while still meeting the growing and changing needs of our customers."

As EPE continues to serve its growing service territory and bring additional generating units into commercial operation, the Company anticipates filing a new rate case in New Mexico in early 2017. The next rate case will be necessary to seek recovery of the costs associated with new generating units, transmission and distribution infrastructure, as well as request a fair return on equity.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 400,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 2,098 MW.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information often involves risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) uncertainty regarding the ultimate substance and timing of the implementation of a regulatory order; (ii) decisions of EPE’s regulators that could be detrimental to EPE; (iii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iv) full and timely recovery of capital investments and operating costs through rates in

Texas and New Mexico; and (v) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE's filings are available from the Securities and Exchange Commission or may be obtained through EPE's website, http://www.epelectric.com. Although El Paso Electric believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

Public Relations George De La Torre | 915.543.5823 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com